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                                                                      EXHIBIT 99
                                 PRESS RELEASE

                                                                            NEWS

Contact:  Brian P. Campbell                                For Immediate Release
          President and Chief Executive Officer
          (734) 747-7025 Ext. 129



                    KAYDON CORPORATION ANNOUNCES MEASURE TO
                           PROTECT SHAREHOLDER VALUE

     Ann Arbor, Michigan, May 5, 2000 -- The Board of Directors of Kaydon Corporation (NYSE:KDN) yesterday declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its common stock.

     "The Preferred Share Purchase Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company in the same way as our current shareholder rights plan, and to guard against abusive tactics to gain control of Kaydon Corporation without paying all of our shareholders a reasonable premium for that control," Brian P. Campbell, Kaydon's President and Chief Executive Officer stated. "The Rights replace the expiring common stock purchase rights and are not being adopted in response to any specific takeover threat."

     The Preferred Share Purchase Rights are intended to enable all Kaydon shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The Rights will be exercisable only if a person or group acquires 15% or more of Kaydon's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $100.00 per share.

     If a person or group acquires 15% or more of Kaydon's outstanding common stock, each Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current exercise price, a number of Kaydon common shares having a market value of twice such price. In addition, if Kaydon Corporation is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person or group will not be entitled to exercise these Rights.


                              [KAYDON LETTERHEAD]
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     Prior to the acquisition by a person or group of beneficial ownership of
15% or more of the Company's common stock, the Rights are redeemable for one-tenth of a cent per Right at the option of the Board of Directors.

     The dividend distribution, which is not taxable to shareholders, will be made on July 8, 2000, payable to shareholders of record on June 12, 2000. The Preferred Share Purchase Rights will expire on May 4, 2010.

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

                                    # # # # #

     Certain information in this press release is forward-looking, such as the Company's expectations regarding future financial performance and growth initiatives. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials and changes in the competitive environments in which the Company's businesses operate. Readers are cautioned to consider these factors when relying on such forward-looking information.